Exhibit 10.16

SETTLEMENT, WAIVER AND RELEASE AGREEMENT

This Settlement, Waiver and Release Agreement dated as of June _______, 2009 (“Agreement”) is by and among Robert Dumont, 906 McKinley Avenue, Kellogg, ID 83837 (“Dumont”), on one hand, and Atlas Mining Company, 1221 Yellowstone, Osburn, ID  83849 (“Atlas”), on the other hand.  Dumont and Atlas are collectively referred to in this Agreement as the “Parties.”

I.      RECITALS

A.
Dumont executed an Employment Agreement dated July 9, 2007 (“Employment Agreement”) (a copy of which is attached hereto as Exhibit A), which provided that he would serve as President, Chief Executive Officer, and a director of Atlas.   Dumont began such employment with Atlas.

B.
Dumont resigned from that employment and as a director with Atlas on or about November 27, 2007 and asserted that his resignation was justified because he was wrongfully induced to accept employment with Atlas by misrepresentations made to him by Atlas and its representatives.  Dumont also asserts that shortly after executing the Employment Agreement, through no fault of his own and in spite of discharging his duties on behalf of Atlas in good faith, he was named as a defendant in several lawsuits claiming violations of the federal securities laws arising out of the conduct of others predating Dumont’s employment at Atlas.  Dumont claims that he was entitled to rescind the Employment Agreement and to recover monetary damages resulting from the alleged misrepresentations of Atlas and its representatives.  Atlas denies the underlying factual claims made by Dumont, and the monetary relief he claims, but agrees, for separate reasons, that the Parties previously intended that the Employment Agreement be rescinded.  It has been and remains Atlas’s position that Dumont’s resignation was a breach of the Employment Agreement, and that such breach was also a breach of the implied covenant of good faith and fair dealing, and that such conduct relieved and excused Atlas of performance under the Employment Agreement, including, without limitation, relieving Atlas of obligations set forth in Paragraph 4 of the Employment Agreement.  As a result of both Parties’ positions, the Parties agree that, other than with respect to wages, compensation and other benefits already physically tendered, transferred and paid to Dumont by Atlas with respect to the period of his active employment, and other than various indemnification issues relating to such employment as expressly described herein, the Employment Agreement has been, and remains, rescinded nunc pro tunc by the parties.

C.
Atlas, Dumont and others were sued or otherwise involved in various matters described below, giving rise to various claims of indemnification by Dumont against Atlas and/or claims for coverage by Dumont and Atlas against their insurers.

D.	Dumont and Atlas desire to resolve controversies existing between them and to facilitate the final resolution of the Atlas Litigation upon the terms and conditions set forth in this Agreement.

E.
The Parties have entered into this Agreement to avoid the expense, inconvenience, and uncertainty of litigation.  By making the payments pursuant to this Agreement, neither Atlas nor any Released Parties admits that such sums were owed to Dumont, or that Dumont was entitled to such sums, but rather makes such payments solely in order to settle and resolve the claims Released herein.

II.      AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by Atlas and Dumont, Atlas and Dumont agree as follows:

1.      ATTORNEYS’ FEES, INDEMNIFICATION AND UNDERTAKINGS.

(a)             Atlas, Dumont and others were sued or involved in various “actions” giving rise to various claims of indemnification by Dumont against Atlas and/or claims for coverage by Dumont and Atlas against their insurers.  Actions relevant to Dumont’s tenure as an officer and director of Atlas, listed below, are in progress against Atlas and Dumont, and Dumont has claimed that he is entitled to be reimbursed for certain legal fees and costs he allegedly incurred relating to them.  These actions are: Benson v. Atlas Mining Company, Cons. Case No. CV 07-428-N-EJL-MHW (D. Idaho) (“Class Action Litigation”); Navigators Ins. Co. v. Atlas Mining Co., No. 08-0216 (D. Id.) / Atlas Mining Co. v. Navigators Ins. Co., No. 08-359 (D. Id.) (“Coverage Litigation”) (the Class Action Litigation and Coverage Litigation shall be referred to collectively as the “Atlas Litigation”).  Dumont has claimed that he is entitled to be reimbursed for certain legal fees he allegedly incurred relating to the Atlas Litigation.

(b)             Atlas shall indemnify Dumont for his reasonable attorneys’ fees, costs, and expenses incurred through May 31, 2009 relating to the Atlas Litigation up to a cap of $185,000.  Dumont’s legal bills shall be submitted confidentially to Mediator Jed Melnick who shall review the bills to ensure that the fees and costs being sought by Dumont relate to the Atlas Litigation and are reasonable.  Mr. Melnick shall inform the Parties as to the amount of fees, costs and expenses that are to be indemnified under this Section, and the Parties agree that Mr. Melnick’s determination of this issue shall be final, conclusive and binding on this issue.  This indemnification payment shall be made from insurance proceeds paid to Atlas pursuant to Section 3 below.

(c)             In connection with the indemnification payment required by section 1(b), Dumont shall execute the “Undertaking of Robert Dumont re: Atlas Litigation,” attached hereto as Exhibit B.  Atlas represents that, based on its current knowledge of the facts and investigations performed to date on Atlas’ behalf, it has no basis for asserting that Dumont has not met the relevant standards of conduct for permissive indemnification described in Section 30-1-851 of the Idaho Code.

(d)                 Atlas shall indemnify and hold harmless Dumont against all liability, expenses and losses, including attorneys’ fees and costs, reasonably incurred or suffered by Dumont in the event he is made a party to, is threatened to be made a party to, or is involuntarily involved in, any action, suit, claim or proceeding, whether civil, criminal, administrative, arbitrative or investigative, formal or informal (hereinafter “Proceeding”), by reason of the fact that he was an officer, director, employee or agent of Atlas, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, to the fullest extent permissible under Idaho law.  While any such Proceeding is pending, Atlas shall reimburse Dumont’s reasonable attorneys’ fees and costs on an ongoing basis.  To obtain indemnification or ongoing reimbursement under this paragraph, Dumont shall submit to Atlas a written request, including therewith such documentation and information reasonably necessary to determine whether or to what extent Dumont is entitled to indemnification.  With forty-five (45) days of receipt of such a request, Atlas shall make payment to Dumont or his designee of all amounts due under this paragraph.

(e)                 Atlas agrees that its duty to indemnify and provide ongoing reimbursement to Dumont pursuant to Section 1(d) includes, but is not limited to, a duty to indemnify and provide ongoing reimbursement in the event that Dumont involuntarily becomes involved in the United States Securities and Exchange Commission’s (“SEC”) formal investigation of Atlas and former Atlas officers and directors, pertaining to potential violations of federal securities laws (“SEC Investigation”).

(f)           To the extent that Dumont is involuntarily brought into a Proceeding in the future because of his prior employment with Atlas, and seeks advancement and indemnification of fees from Atlas pursuant to Section 1(d) of this Agreement, to be eligible for an advancement of fees and costs, he shall execute and deliver to Atlas the same form of truthful Undertaking (with the exception of the case identification in the initial “Whereas” clause), which upon delivery of the Undertaking shall bind both Dumont and Atlas to its terms, provisions, and conditions.  Dumont represents that other than the Atlas Litigation, Dumont and his counsel have not been contacted regarding any matter or claims that may relate to his employment with Atlas.

(g)           Atlas shall in no way be liable under Section 1(d) of this Agreement for any fees or costs Dumont has or may incur in litigating any disputes with or against Atlas.

(h)           To the extent that Dumont seeks fees and costs incurred in connection with the Atlas Litigation post-dating May 31, 2009, such fees shall be capped at a $5,000 and shall in no event exceed that amount.  To the extent that any fees and costs incurred after May 31, 2009 are sought by Dumont under Section 1(d) in connection with the Atlas Litigation and Dumont’s entitlement to reimbursement of those fees and costs are disputed by Atlas, the Parties agree that the dispute will be submitted to Jed Melnick for final resolution.  Mr. Melnick’s determination of the amount of fees and costs (within the $5,000 maximum cap applicable to fees incurred after May 31, 2009), due under this provision will be final, conclusive and binding.

2.           RELATIONSHIP BETWEEN THE ATLAS LITIGATION AND RIGHT TO EXTINGUISH THE AGREEMENT. This Agreement is premised upon settlement and resolution of the Atlas Litigation.  To the extent that: (i) the Coverage Litigation is not settled pursuant to a written, fully executed settlement agreement executed by, among others, Atlas and Dumont; (ii)  the Class Action Litigation is not settled pursuant to a written, fully executed settlement agreement executed by, among others, Atlas and Dumont; and/or (iii) any agreed Class Action Litigation settlement is not fully approved by the United States District Court for the District of Idaho, or any subsequent appellate court, Atlas or Dumont are entitled to extinguish this Agreement and none of the payments articulated in Section 4 shall be due to Dumont.  To the extent that Atlas and Dumont opt to extinguish this Agreement, they must do so in writing, upon which this Agreement shall be null and void with no legal effect, except that payments made pursuant to Sections 1(b), 3(a), 3(b) need not be returned and, to the extent that Dumont has received any funds pursuant to Section 1(b) above, Dumont shall be bound by his executed Undertaking.

Beginning as of the date of this Agreement, Dumont shall cooperate fully with and assist in all respects Atlas and its directors, executive officers, senior-level employees, insurers, duly authorized agents, successors, trustees, assigns, attorneys and experts acting on behalf of the Atlas:  (i) with the closing of settlements in the Class Action Litigation and (ii) to finalize matters with the insurance carriers.  To the extent that Atlas and the Plaintiffs are able to reach resolution of the Class Action Litigation, Dumont will not oppose the District Court’s approval of settlement of the Class Action Litigation or the release of the $2 million in insurance proceeds as contemplated in the draft insurance settlement and release agreement (attached as Exhibit C).

3.           PAYMENT OF INSURANCE PROCEEDS AND REIMBURSEMENT ASSOCIATED WITH CLASS ACTION LITIGATION.  In conjunction with this Agreement, Dumont and Atlas, among others, are negotiating a Settlement Agreement and Release, a draft of which is attached as Exhibit C to this Agreement.  To the extent that the Settlement and Release Agreement is finally executed, and assuming the parties file the Consent Motion to Distribute contemplated in Section 4 of the Settlement Agreement and Release:

a.           Dumont agrees to and shall cooperate with any efforts to facilitate the insurance carriers’ release and payment of $750,000 of insurance proceeds to Atlas as contemplated by Paragraph 4 of Exhibit C (Insurance Settlement and Release Agreement), including by providing the release with respect to the payment of $750,000 contemplated in Paragraph 5 of Exhibit C.

b.           Pursuant to the terms of Paragraph 4(c) of the Exhibit C (Insurance Settlement and Release Agreement), Atlas will pay to Dumont or his attorneys the amount deemed by Jed Melnick to be due pursuant to Section 1(a) of this Agreement.  This payment will be made from the $750,000 in insurance proceeds paid to Atlas as contemplated by Paragraph 4 of Exhibit C within five (5) days upon receipt by Atlas of the $750,000 insurance payment.

c.           Dumont shall cooperate in providing information as necessary to the
Insurance Carriers for purposes of Atlas obtaining coverage and/or payment.

4.           FINAL COURT APPROVAL, WAIVER OF CLAIMS ASSOCIATED WITH INSURANCE POLICY, AND PAYMENTS TO DUMONT.  When the United States District Court for the District of Idaho issues final approval of the Class Action Litigation and all relevant appellate periods have expired and/or the relevant appellate court approves the Class Action Litigation and the $1.25 million is paid to Plaintiffs’ Escrow Agent per Paragraph 6 of Exhibit C:

a. Atlas will pay the gross sum of $73,000 to Dumont.   This payment shall be considered a W-2 payment to settle any and all employment issues with Dumont, particularly his claim of lost wages relating to his employment with Idaho General Mines, and is subject to appropriate tax withholdings and issuance of appropriate tax forms by Atlas.

b.           Upon payment of the $73,000 required by section 4(a) and contingent upon the payment required by section 1(a) having been made in full, Dumont, individually and on behalf of his marital community, heirs, executors, administrators and assigns, shall waive any and all rights and claims that he has, or may have, under any potentially applicable insurance policy issued to Atlas.  Such insurance policies include, but are not limited to, the Navigators Policy No. NY06DOL103375NV (originally October 17, 2006 to October 17, 2007), Navigators Policy No. NY07DOL103375NV (October 1, 2007 to October 1, 2008), RSUI Indemnity Company Policy No. NHS626701 (October 1, 2007 to October 1, 2008), and National Union Policy No. 00-228-41-70 (October 17, 2008 to October 17, 2009) (collectively “the Policies”).   This waiver shall apply to any and all past, present, and future claims, including but not limited to the litigation collectively described herein as the Atlas Investigation, the SEC Investigation, and/or any other claim that might arise in the future.  This Section shall not impact or restrict in anyway the releases provided by Dumont to the carriers in Exhibit C or the final version of the Insurance Settlement and Release Agreement.

c.           Dumont shall indemnify, hold harmless, save and defend Atlas from and against, and reimburse Atlas with respect to, all liabilities, claims, demands, losses, damages, costs and expenses and all other amounts of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs that may be incurred by Atlas relating to any such liabilities, claims, demands, losses, damages, costs and expenses and all other amounts of any kind or nature whatsoever) arising out of:  (i) any claim by an appropriate taxing entity that any payments pursuant to the Agreement that were reported on a Form 1099 should have been treated as employee wages subject to income and/or employment tax withholding; or (ii) otherwise, any claim that Atlas had or has an unpaid withholding obligation or liability as to any other alleged wages or compensation relating to Dumont’s employment with Atlas; notwithstanding this provision, however:  (1) with respect to FICA and Medicare only, if any taxing authority determines that FICA and Medicare should have been paid as a result of payments made under this Agreement or otherwise with regard to his employment with Atlas, Dumont shall not be liable for Atlas’s share of FICA and Medicare contributions which should have been paid, but shall be liable for his own share of FICA and Medicare; and (2) Dumont shall not be liable to Atlas for penalties or interest, if any, that may be assessed against Atlas as an employer with regard to Dumont’s employment with Atlas.  By way of example and for purposes of clarification only, in the event that:  (1) a taxing authority were to conclude that, with regard to Dumont's employment with Atlas, Dumont owed $100 in income taxes and 7.65% of payroll taxes on the net income amount giving rise to the $100 income tax obligation ("Dumont's underlying income and payroll tax obligation"); (2) either the taxing entity makes claim against Dumont for Dumont's underlying income and payroll tax obligation and Dumont fails to pay such amounts, or the taxing entity first seeks to recover Dumont's underlying income and payroll tax obligation from Atlas; and (3) the taxing entity seeks to collect from Atlas:  (i) Dumont's underlying income and payroll tax obligation; (ii) matching payroll taxes that Atlas would otherwise have been responsible for relating to the net income amount giving rise to Dumont's $100 income tax obligation; and (iii) penalties, fines or interest due to Atlas's failure withhold and remit such amounts, Dumont's duty to indemnify, hold harmless, save and defend Atlas pursuant to this Section is limited to the amount of Dumont's underlying income and payroll tax obligation.  For purposes of this Section, Dumont's underlying income and payroll tax obligation (if any) shall not be considered a “penalty”, “fine” or “interest.”

d.           Atlas represents that neither it nor its counsel has been contacted or informed by any taxing entity or authority of any actual or potential claim subject to indemnification under Section 4(c).

5.           DUMONT’S WAIVER AND RELEASE OF CERTAIN CLAIMS.

a.           In consideration of the terms and conditions of this Agreement, except as otherwise expressly set forth in this Agreement, Dumont, on behalf of himself and his marital community, heirs, executors, administrators and assigns, expressly releases and waives against Atlas and their respective current and former officers, directors, stockholders, managers, employees, agents, trustees, representatives, general and limited partners, members and attorneys (all of which are collectively referred to as “Released Parties”) any and all claims, damages, causes of action or disputes, whether known or unknown, based upon acts or omissions relating to Dumont’s employment or the end of his employment with Atlas, or any other relationship or putative relationship Dumont had with Atlas occurring or that could be alleged to have occurred on or prior to the date of execution of this Agreement; and further releases, discharges and acquits Released Parties, individually and in their representative capacities, from such claims, damages, causes of action or disputes.  Except as discussed below, and to the fullest extent allowed by law, this waiver and release includes, but is not limited to, any and all claims under the Employment Agreement or otherwise, for wages, employment benefits, equity rights, and damages of any kind whatsoever arising out of any contracts, expressed or implied; any covenant of good faith and fair dealing; estoppel or misrepresentation; discrimination or retaliation on any unlawful basis; harassment; unjust enrichment; wrongful termination or constructive discharge; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act, as amended; the Civil Rights Act of 1866; the Age Discrimination in Employment Act and the Older Workers Protection Act; any state or federal wage payment statute; or any other legal limitation on the employment relationship (“Released Claims”).  Unless otherwise provided in this Agreement, Dumont acknowledges that Released Parties are in no way liable for any claims described in this Section.

b.                         Excluded from this Release by Dumont to the Released Parties are:  (i) claims arising after execution of this Agreement; (ii) claims relating to enforcement of this Agreement.; and (iii) lawful and valid claims that, in the absence of this Agreement, Dumont would otherwise have for indemnification by Atlas pursuant to Idaho Code 30-1-181 et seq., or Atlas’s By-Laws or Articles of Incorporation. To the extent that such claims arise, any indemnification shall be subject to and governed by Section 1 above and the form of Undertaking attached as Exhibit A.

c.              Dumont represents and acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Dumont also represents that, other than potential issues surrounding potential violations of state and federal securities laws that are well documented/publicized and the alleged claims of Dumont against Atlas reference in the Recitals to this Agreement, he is not aware of any basis on which such a Proceeding could reasonably be instituted.  Dumont understands and acknowledges that he is waiving any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Dumont understands that, by executing this Agreement, he is limiting the availability of certain remedies he might have against the Released Parties.  If Dumont is ever awarded or recovers in any forum any amount as to a claim Dumont has purported to waive in this Agreement, such amounts shall be payable to Atlas and Dumont hereby assigns the right to any such amounts to Atlas and shall immediately tender any such payment to Atlas.

6.           ATLAS’S WAIVER AND RELEASE OF CERTAIN CLAIMS.

a.      In consideration of the mutual covenants contained in this Agreement, except as otherwise expressly set forth in this Agreement, Atlas, on behalf of itself and, to the extent it has the legal authority to control these entities, on behalf of its past, present and future successors in interest, its agents, officers, directors, managers, servants, employees, agents, trustees, representatives, general and limited partners, members, attorneys, successors and assignees, and those in active concert or participation with them, expressly releases, waives, and forever discharges Dumont and his marital community, immediate family members, agents, attorneys, trustees, successors and assignees, (all of which are collectively referred to as the “Dumont Released Parties”), from any and all claims, demands, actions, and causes of actions, of every kind and character, in law or in equity, known or unknown, arising out of or relating in any way to Atlas or Dumont’s employment with Atlas based on acts or omissions that occurred on or before the date of execution of this Agreement; and further releases, discharges and acquits the Dumont Released Parties, individually and in their representative capacities, from such claims, damages, causes of action or disputes.

b.           Excluded from this Release by Atlas to the Dumont Released Parties are:  (i) claims arising after execution of this Agreement; and (ii) claims relating to enforcement of this Agreement.

7.           WAIVER OF UNKNOWN CLAIMS.  Notwithstanding any statute or provision of the common law which provides that a general release does not extend to claims that a releasor does not know or suspect to exist at the time of executing the release, the release in this Agreement shall be deemed to constitute a full release in accordance with its terms.  Consistent with the terms of the release in the preceding provisions of this Agreement, the releasing Parties shall be deemed knowingly and voluntarily to have waived, to the fullest extent permitted by law, the provisions, rights, and benefits of any federal law or the law of any state or territory or common law that would in any way limit the application of the releases to known or suspected claims.  The Parties acknowledge and agree that this waiver is an essential and material term of this Agreement.

8.           EFFECTUATING PURPOSE OF AGREEMENT.  Dumont and Atlas agree and represent that the purpose of this Agreement is to resolve claims and potential claims between them regarding Dumont’s tenure as an officer and director at Atlas or as otherwise set forth in this Agreement.  Dumont and Atlas agree to perform (or procure the performance of) all further acts and things, including corporate acts, and execute and deliver to the other party (or procure the execution and delivery of) such further documents, as may be required by law or as the other party may reasonably require, whether on or after the effectuation of this Agreement, to implement and/or give effect to this Agreement and the transactions contemplated by it, including, without limitation, executing any agreement with the insurers at the request of Atlas reflecting the releases provided in Section 4.

9.           RETURN OF PROPERTY.  Dumont warrants and represents that he has returned all property of Atlas to Atlas.

10.           NO RELIANCE.  Atlas and Dumont acknowledge that, in executing this Agreement, it or he did not rely upon any representation or statement by any representative of the other party concerning the subject matter of this Agreement, other than specific representations or statements contained in this Agreement and the attached Exhibits.
11.           SUCCESSORS AND ASSIGNMENT. This Agreement shall inure to the benefit of and be enforceable by Dumont’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon Atlas and its successors and assigns. Dumont agrees and understands that, should Atlas be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Atlas itself enforcing this Agreement.  Atlas reserves the right to assign this Agreement to its affiliates, an affiliated company or to any successor in interest to Atlas’s business without notifying Dumont, and Dumont hereby consents to any such assignment.  All terms and conditions of this Agreement will remain in effect following any such assignment.

12.           ARBITRATION.                                The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved by the parties through confidential mediation with Jed Melnick or final and binding confidential arbitration as described below. The parties will first attempt to mediate the dispute before Jed Melnick. If such mediation is not successful, the dispute will be submitted to final and binding confidential arbitration before a neutral arbitrator agreed upon by the parties. Except as specifically provided in this Agreement, the mediation or arbitration shall be governed by the rules of the American Arbitration Association unless the parties both consent to other rules as agreed to by the parties. Both parties agree that the procedures outlined in this Section are the exclusive methods of dispute resolution.  The mediation or arbitration proceedings shall be conducted in Boise, Idaho or such other location to which the parties may agree.

13.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without reference to principles of choice of law.

14.           WAIVER AND AMENDMENT.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

15.           OFFSETS OR EFFECT OF OTHER CLAIMS.  Any amounts that, in the future, one party may claim to be owed by the other party shall be offset by any amounts that the claiming party is obligated to pay to or on behalf of the other under the Agreement. The parties agree that the indemnification, defend, save and hold harmless obligations that each has undertaken by the Agreement will be enforceable whether or not it has asserted a claim against the other party.

16.           NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by nationally recognized overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Dumont:
Robert Dumont
906 McKinley Avenue
Kellogg, ID 83837

with a copy to:
Nathan M. Longenecker
Temkin Wielga Hardt & Longenecker LLP
1900 Wazee Street, Suite 303
Denver, CO 80202

If to Atlas:
 Atlas Mining Company
1221 Yellowstone,
Osburn, ID  83849
Attn:  Chief Executive Officer

with a copy to:
Philip M. Guess
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104

or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective upon delivery, which may be established by a signed receipt or other customary evidence.

17.           NO PENALTY. None of the provisions of this Agreement shall be deemed to impose a penalty.

18.           ENFORCEABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.           NO WAIVER. Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

20.           INTEGRATION. No promises or other communications made by either Atlas or Dumont are intended to be binding unless they are set forth in this Agreement. This Agreement contains the entire agreement between the parties with respect to the matters that are the subject hereof and replaces and supersedes any prior agreements. Dumont hereby acknowledges that, except as otherwise expressly set-forth in this Agreement, any compensation or benefits Dumont otherwise may have been entitled to related to his employment are hereby waived.

21.           INTERPRETATION.  In the event of a dispute between the parties as to this Agreement, no party shall be entitled to the benefit of any principle of contract construction premised upon the relative bargaining power of the parties, the identity of the party partly or wholly responsible for drafting the portion of this Agreement giving rise to the dispute, contra proferentum, contracts of adhesion, or any similar contract construction principle.

22.           KNOWING AND VOLUNTARY AGREEMENT.  The Parties warrant and represent that before entering into this Agreement, that it or he:

(a) has carefully read this Agreement and finds that it is written in a manner that is understandable;

(b) knows the contents of this Agreement;

(c) has been advised to consult with an attorney before signing this Agreement and has done so or has knowingly and voluntarily waived the right to do so;

(d) did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement;

(e)	understands that, among other things, by signing this Agreement, Dumont is waiving any potential claims under discrimination statutes;

(g) understands the Agreement’s final and binding effect; and

(h) has signed the Agreement as a free and voluntary act.

23.           AUTHORITY.  The undersigned each covenant and warrant that they have the right and authority to enter into this Agreement and carry out its terms.

24.           COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Atlas Mining Company
Robert Dumont	By: ________________________
Its Chief Executive Officer